EXHIBIT 10.1

To:  David Warthen
From: George Lichter
Date: April 21, 2008

Re: Appointment to InfoSearch Media, Inc. Board of Directors

Dear David:

We are pleased you will be joining InfoSearch Media Inc.’s Board of Directors. The Board believes your interest in our mission coupled with your business experience, relationships and strategic thinking will be of great benefit to the Board and to the Company. As discussed, in connection with your role as Director, the Board of Directors is granting you One Hundred Thousand (100,000) options to purchase common stock in the Company. These options are subject to the Company’s existing option plan and as it may be amended from time to time and will vest in Twelve (12) equal monthly amounts beginning June 1, 2008.

I look forward to working with you.

Regards,

InfoSearch Media, Inc.

By:	/s/ George Lichter
George Lichter, President & CEO